Exhibit 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION REPORTS
SECOND QUARTER 2011 RESULTS
Ann Arbor, Michigan — July 29, 2011
     Kaydon Corporation (NYSE:KDN) today announced its results for the second fiscal quarter ended July 2, 2011.
Consolidated Results
     Sales in the second fiscal quarter of 2011 were $122.0 million, compared to sales of $121.5 million in the second fiscal quarter of 2010. Strong industrial sales, including the results of HAHN-Gasfedern GmbH (“HAHN”) which we acquired on April 8, 2011, offset decreased wind energy sales and the absence of a key military sales program that benefited 2010.
     Operating income was $20.4 million in the second quarter of 2011, compared to $26.3 million in the second quarter of 2010. Second quarter of 2011 results included $1.3 million of net costs associated with a previously announced manufacturing consolidation program, due diligence and one time acquisition costs, and a small curtailment gain. Adjusting for these items, operating income was $21.8 million in the second quarter of 2011. The second quarter of 2010 results also included $0.2 million of net costs associated with the manufacturing consolidation program and acquisition due diligence costs, primarily offset by curtailment gains associated with changes to certain postretirement benefit programs.
     EBITDA was $27.9 million, or 22.8 percent of sales, during the second quarter of 2011, compared to $33.6 million, or 27.6 percent of sales, during the second quarter of 2010. Adjusting for the items noted above, EBITDA was $29.2 million, or 23.9 percent of sales, in the second quarter of 2011, and $33.8 million, or 27.8 percent of sales in the second quarter of 2010.
     Net income for the second quarter of 2011 was $14.2 million, compared to net income of $17.8 million in the second quarter of 2010. Diluted earnings per share was $.43 in the second quarter of 2011 compared to diluted earnings per share of $.53 in the second quarter of 2010. Adjusting for the items noted above, net income for the second quarter 2011 was $15.1 million, or $.46 per share on a diluted basis, and $18.0 million, or $.54 per share on a diluted basis, for the second quarter of 2010.
     The effective tax rate for the second quarter of 2011 was 30.8 percent compared to 32.2 percent for the 2010 second quarter. The lower tax rate is principally due to the increasing percentage of earnings from international operations taxed at lower rates than earnings in the U.S. This shift is consistent with Kaydon’s articulated strategy of increasing its international operating presence.
     This press release includes certain non-GAAP measures, including EBITDA, free cash flow, and as adjusted operating income, EBITDA, net income, and earnings per share — diluted. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the reconciliations of the applicable GAAP measures to the non-GAAP measures presented.
Management Commentary
     James O’Leary, Chairman and Chief Executive Officer, commented “Our second quarter of 2011 continued the steady improvement experienced over the past eighteen months. Sales increased over both this year’s first quarter and the prior year’s second quarter as strength in our industrial businesses offset the expected declines in our renewable energy and military businesses. We expect continued improvement through the second half of 2011 as comparisons against 2010’s strong wind and military performances ease and the contribution from our industrial businesses increases.
     “We continue to see strength in our diversified industrial end markets, notably industrial machinery, heavy equipment and medical. In addition, we are extremely pleased with the performance of HAHN, which we acquired in April, and expect considerable further opportunity as it contributes to our Velocity Controls’ product offering.
     “While there remains a need for a clear, consistent national energy policy to support long term growth in renewable energy, we continue to see indications that the market has bottomed. Increased prequalification activity, notably quotations and prototypes, in addition to the continuing shift in global sentiment towards safer, renewable energy sources, such as that recently experienced in Germany, suggests that better times may be ahead.”
Segment Results and Review
     Friction Control Products sales in the second quarter of 2011 were $65.8 million, compared to $79.7 million in the 2010 second quarter. The expected decline was attributable to decreased wind energy and military sales, as wind energy sales declined approximately $12 million compared to the second quarter of 2010. Management continues to expect annual wind energy sales of $60 to $65 million for 2011. Second quarter 2011 sales to industrial markets increased almost 15 percent compared to the second quarter of 2010.

     Second quarter 2011 Friction Control Products operating income totaled $11.5 million, compared to $20.3 million in the prior second quarter. Costs related to the manufacturing consolidation program were $0.5 million in the second quarter of 2011 and $0.7 million in last year’s second quarter. Adjusting for these costs, operating income for Friction Control Products segment was $12.1 million, compared to $21.0 million in last year’s second quarter. This decline was attributable to the decreased wind energy and military sales as compared to strong results in the second quarter 2010.
     Velocity Control Products sales in the second quarter of 2011 were $25.3 million, compared to $15.1 million in the second quarter of 2010. Operating income for this segment totaled $5.9 million in the second quarter of 2011, compared to $4.0 million earned in the 2010 second quarter, due to improved sales and the addition of HAHN. The second quarter of 2011 includes one time acquisition transaction and purchase accounting costs of $0.5 million. Adjusting for these costs, operating income for Velocity Control Products was $6.4 million in the second quarter of 2011 compared to $4.0 million in the second quarter of 2010. The 2011 quarter also included an investment in sales and marketing of $0.8 million to increase our global sales team and enhance our advertising plan to take advantage of the momentum this segment is currently experiencing, particularly with the addition of HAHN.
     Other Industrial Products sales in the second quarter of 2011 were $30.9 million, compared to $26.7 million in the 2010 second quarter. Operating income equaled $4.4 million in the second quarter of 2011, compared to operating income of $2.8 million in the second quarter of 2010, due to improved sales across most of these businesses.
Order Activity
     Orders were $111.5 million in the second quarter of 2011, compared to $108.2 million in the second quarter of 2010. Non-wind orders exceeded shipments by approximately 4 percent while wind orders were negligible. The Company expects more significant wind orders in the second half of the year as is historically the case. Backlog at July 2, 2011 was $196.4 million compared to $186.5 million at July 3, 2010 and $203.0 million at April 2, 2011, the end of first quarter 2011.
Financial Position and Free Cash Flow
     Free cash flow, a non-GAAP measure defined by the Company, was $10.1 million in the second quarter of 2011, compared to $17.0 million in the second quarter of 2010.
     On April 4, 2011, the Company paid common stock dividends of $.19 per share or an aggregate of $6.2 million. During the second quarter of 2011 the Company repurchased 385,000 shares of common stock for $14.2 million. Year-to-date share repurchases totaled 742,091 for $28.2 million. For the third quarter of 2011, the Company declared a dividend of $.20 per share, payable on October 3, 2011. This represents the fifth consecutive annual increase in quarterly dividends.
     As of July 2, 2011, the Company had unrestricted cash totaling $223.3 million. The Company has a $250 million senior revolving credit facility with a syndicate of banks which provides for borrowings by the Company for working capital and other general corporate purposes, including acquisitions. The Company had no outstanding borrowings under this facility and no other debt outstanding as of July 2, 2011.
About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom engineered, performance-critical products, supplying a broad and diverse group of alternative energy, military, industrial, aerospace, medical and electronic equipment, and aftermarket customers.
     Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a second quarter 2011 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-888-811-5455 and providing the following passcode number: 800500. Listeners are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the internet at:
http://w.on24.com/r.htm?e=334105&s=1&k=0F130415BF31942848A043A5452871B0
or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “Second Quarter 2011 Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 2:00 p.m. Eastern time today through Thursday, August 4, 2011 at 2:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 4880327.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.
     Certain non-GAAP measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP measures.

Contact:	James O’Leary	READ IT ON THE WEB
	Chairman and Chief Executive Officer	http://www.kaydon.com
(734) 680-2025

Peter C. DeChants
Senior Vice President and Chief Financial Officer
(734) 680-2009

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Second Quarter Ended		First Half Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
Net sales	$122,029,000	$121,500,000	$230,370,000	$240,745,000

Cost of sales	78,045,000	75,563,000	147,564,000	153,039,000

Gross profit	43,984,000	45,937,000	82,806,000	87,706,000

Selling, general and administrative expenses	23,537,000	19,679,000	44,860,000	41,766,000

Operating income	20,447,000	26,258,000	37,946,000	45,940,000

Interest expense	(98,000)	(62,000)	(195,000)	(124,000)

Interest income	110,000	98,000	289,000	122,000

Income before income taxes	20,459,000	26,294,000	38,040,000	45,938,000

Provision for income taxes	6,301,000	8,478,000	11,892,000	14,295,000

Net income	$14,158,000	$17,816,000	$26,148,000	$31,643,000

Earnings per share:
Basic	$0.44	$0.53	$0.80	$0.94

Diluted	$0.43	$0.53	$0.80	$0.94

Dividends declared per share	$0.19	$0.18	$0.38	$0.36

KAYDON CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	July 2,	December 31,
	2011	2010
Assets:
Cash and cash equivalents	$223,267,000	$286,648,000
Accounts receivable, net	87,256,000	76,010,000
Inventories, net	103,554,000	88,253,000
Other current assets	15,850,000	16,384,000

Total current assets	429,927,000	467,295,000

Property, plant and equipment, net	176,625,000	169,597,000

Goodwill, net	160,152,000	143,428,000
Other intangible assets, net	32,793,000	18,047,000
Other assets	4,557,000	2,965,000

Total assets	$804,054,000	$801,332,000

Liabilities and Shareholders’ Equity:

Accounts payable	$20,984,000	$16,944,000
Accrued expenses	36,188,000	36,085,000

Total current liabilities	57,172,000	53,029,000

Long-term liabilities	43,524,000	39,165,000

Shareholders’ equity	703,358,000	709,138,000

Total liabilities and shareholders’ equity	$804,054,000	$801,332,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Second Quarter Ended		First Half Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$14,158,000	$17,816,000	$26,148,000	$31,643,000
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	5,146,000	4,992,000	9,967,000	10,023,000
Amortization of intangible assets	793,000	871,000	1,458,000	1,842,000
Amortization of stock awards	1,117,000	1,072,000	2,023,000	2,144,000
Stock option compensation expense	357,000	373,000	678,000	670,000
Excess tax benefits from stock-based compensation	(37,000)	(62,000)	(58,000)	(124,000)
Deferred financing fees	97,000	62,000	194,000	124,000
Non-cash postretirement benefits curtailment gain	(142,000)	(3,066,000)	(142,000)	(3,066,000)
Net change in receivables, inventories
and trade payables	(6,183,000)	(2,909,000)	(16,642,000)	(6,714,000)
Contributions to qualified pension plans	(634,000)	(657,000)	(1,112,000)	(657,000)
Net change in other assets and liabilities	(1,130,000)	3,933,000	(1,701,000)	16,167,000

Net cash from operating activities	13,542,000	22,425,000	20,813,000	52,052,000

Cash flows from investing activities:
Capital expenditures	(3,403,000)	(5,491,000)	(7,731,000)	(7,191,000)
Dispositions of property, plant and equipment	8,000	19,000	77,000	40,000
Acquisition of business, net of cash received	(39,047,000)	—	(39,047,000)	—

Net cash used in investing activities	(42,442,000)	(5,472,000)	(46,701,000)	(7,151,000)

Cash flows from financing activities:
Cash dividends paid	(6,230,000)	(6,057,000)	(12,509,000)	(12,100,000)
Purchase of treasury stock	(14,174,000)	(1,274,000)	(28,150,000)	(8,789,000)
Excess tax benefits from stock-based compensation	37,000	62,000	58,000	124,000
Proceeds from exercise of stock options	—	48,000	39,000	55,000

Net cash used in financing activities	(20,367,000)	(7,221,000)	(40,562,000)	(20,710,000)

Effect of exchange rate changes on cash and cash equivalents	589,000	(1,049,000)	3,069,000	(2,898,000)

Net increase (decrease) in cash and cash equivalents	(48,678,000)	8,683,000	(63,381,000)	21,293,000

Cash and cash equivalents — Beginning of period	271,945,000	275,013,000	286,648,000	262,403,000

Cash and cash equivalents — End of period	$223,267,000	$283,696,000	$223,267,000	$283,696,000

KAYDON CORPORATION
EARNINGS PER SHARE

	Second Quarter Ended		First Half Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
Earnings per share — Basic

Net income	$14,158,000	$17,816,000	$26,148,000	$31,643,000
Less: Net earnings allocated to participating securities — Basic
	(141,000)	(187,000)	(270,000)	(339,000)

Income available to common shareholders — Basic	$14,017,000	$17,629,000	$25,878,000	$31,304,000
Weighted average common shares outstanding — Basic	32,205,000	33,119,000	32,406,000	33,225,000

Earnings per share — Basic	$0.44	$0.53	$0.80	$0.94

Earnings per share — Diluted
Net income	$14,158,000	$17,816,000	$26,148,000	$31,643,000

Less: Net earnings allocated to participating securities — Diluted
	(141,000)	(187,000)	(270,000)	(339,000)

Income available to common shareholders — Diluted	$14,017,000	$17,629,000	$25,878,000	$31,304,000
Weighted average common shares outstanding — Diluted
Weighted average common shares outstanding — Basic	32,205,000	33,119,000	32,406,000	33,225,000
Potential dilutive shares resulting from stock options	28,000	28,000	28,000	28,000

Weighted average common shares outstanding — Diluted	32,233,000	33,147,000	32,434,000	33,253,000

Earnings per share — Diluted	$0.43	$0.53	$0.80	$0.94

KAYDON CORPORATION
Reportable Segment Information
(Amounts in thousands)

	Second Quarter Ended		First Half Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
Net sales
Friction Control Products	$65,797	$79,692	$126,692	$159,474
Velocity Control Products	25,331	15,114	44,957	29,347
Other Industrial Products	30,901	26,694	58,721	51,924

Total consolidated net sales	$122,029	$121,500	$230,370	$240,745

	Second Quarter Ended		First Half Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
Operating income
Friction Control Products	$11,526	$20,339	$21,400	$36,883
Velocity Control Products	5,884	3,952	11,710	7,327
Other Industrial Products	4,395	2,813	6,932	4,119

Total segment operating income	21,805	27,104	40,042	48,329
Items not allocated to segment operating income	(1,358)	(846)	(2,096)	(2,389)
Interest expense	(98)	(62)	(195)	(124)
Interest income	110	98	289	122

Income before income taxes	$20,459	$26,294	$38,040	$45,938

The Company has two reporting segments: Friction Control Products and Velocity Control Products. The Company’s remaining operating segments, which do not meet the quantitative thresholds for separate disclosure and do not meet the criteria for aggregation with other operating segments to create an additional reporting segment, are combined and disclosed as “Other Industrial Products.”

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in thousands)

	Second Quarter Ended		First Half Ended		LTM
	July 2,	July 3,	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010	2011	2010
Free cash flow, as defined (non-GAAP)
Net cash from operating activities (GAAP)	$13,542	$22,425	$20,813	$52,052	$62,625	$115,453
Capital expenditures, net of dispositions	(3,395)	(5,472)	(7,654)	(7,151)	(15,759)	(10,319)

Free cash flow, as defined (non-GAAP)	$10,147	$16,953	$13,159	$44,901	$46,866	$105,134

Kaydon’s management believes free cash flow, as defined above and a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.

	Second Quarter Ended		First Half Ended		LTM
	July 2,	July 3,	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010	2011	2010
EBITDA, as defined (non-GAAP)
Net income (GAAP)	$14,158	$17,816	$26,148	$31,643	$50,550	$59,116
Net interest (income)/expense	(12)	(36)	(94)	2	(351)	(172)
Provision for income taxes	6,301	8,478	11,892	14,295	23,426	29,586
Depreciation and amortization of intangible assets	5,939	5,863	11,425	11,865	24,070	24,269
Stock-based compensation expense (1)	1,474	1,445	2,701	2,814	5,236	5,473

EBITDA, as defined (non-GAAP)	$27,860	$33,566	$52,072	$60,619	$102,931	$118,272

(1)	Includes non-cash stock amortization expense and non-cash stock option expense.
Kaydon’s management believes EBITDA, as defined above and a non-GAAP measure, is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is the metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.

Kaydon Corporation
Reconciliation of Non-GAAP Measures (continued)
(Amounts in thousands)

	Second Quarter Ended		First Half Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
Operating income, as adjusted
Operating income (GAAP)	$20,447	$26,258	$37,946	$45,940
Manufacturing consolidation costs	$527	$673	$1,607	$673
Due diligence costs	$428	$2,629	$897	$2,629
Non-recurring purchase accounting and acquisition costs	$503	$—	$503	$—
Curtailment gain	$(142)	$(3,066)	$(142)	$(3,066)

Operating income, as adjusted (non-GAAP)	$21,763	$26,494	$40,811	$46,176

EBITDA, as adjusted
EBITDA, as defined above (non-GAAP)	$27,860	$33,566	$52,072	$60,619
Manufacturing consolidation costs, net of depreciation	$527	$673	$1,607	$673
Due diligence costs	$428	$2,629	$897	$2,629
Non-recurring purchase accounting and acquisition costs	$503	$—	$503	$—
Curtailment gain	$(142)	$(3,066)	$(142)	$(3,066)

EBITDA, as adjusted (non-GAAP)	$29,176	$33,802	$54,937	$60,855

Net income, as adjusted
Net income (GAAP)	$14,158	$17,816	$26,148	$31,643
Manufacturing consolidation costs (2)	$365	$456	$1,102	$456
Due diligence costs (2)	$296	$1,781	$616	$1,781
Non-recurring purchase accounting and acquisition costs (2)	$348	$—	$348	$—
Curtailment gain (2)	$(98)	$(2,077)	$(98)	$(2,077)

Net income, as adjusted (non-GAAP) (2)	$15,069	$17,976	$28,116	$31,803

(2) Taxed at effective tax rate for each quarter
Earnings per share — diluted, as adjusted
Earnings per share — Diluted (GAAP)	$0.43	$0.53	$0.80	$0.94
Manufacturing consolidation costs	0.01	0.01	0.03	0.01
Due diligence costs	0.01	0.05	0.02	0.05
Non-recurring purchase accounting and acquisition costs	0.01	—	0.01	—
Curtailment gain	—	(0.06)	—	(0.06)

Earnings per share — Diluted, as adjusted (non-GAAP)	$0.46	$0.54	$0.86	$0.95

Kaydon’s management believes that certain non-GAAP measures of operating income, as adjusted, EBITDA, as adjusted, net income, as adjusted, and earnings per share — diluted, as adjusted, provide investors with additional information to assess the Company’s financial performance. However, these measures should be viewed as supplemental data, rather than substitutes or alternatives to the comparable GAAP measures.

	Second Quarter Ended
	July 2,	July 3,
	2011	2010
Friction Control Products Operating income, as adjusted
Friction Control Products Operating Income (GAAP)	$11,526	$20,339
Manufacturing consolidation costs	$527	$673

Friction Control Products Operating Income, as adjusted (non-GAAP)	$12,053	$21,012

Velocity Control Products Operating income, as adjusted
Velocity Control Products Operating Income (GAAP)	$5,884	$3,952
Non-recurring purchase accounting and acquisition costs (2)	$503	$—

Velocity Control Products Operating Income, as adjusted (non-GAAP)	$6,387	$3,952

Kaydon’s management believes that certain non-GAAP measures of operating income, as adjusted, provide investors with additional information to assess the financial performance of the Company’s reporting segments. However, these measures should be viewed as supplemental data, rather than substitutes or alternatives to the comparable GAAP measures.